EXHIBIT 99.1
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AT THE TRUST
Robert G. Higgins
Vice President, General Counsel           Investor Relations
312-683-5539                              312 683-3671
bhiggins@banyanreit.com                   ir@banyanreit.com
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FOR IMMEDIATE RELEASE
January 8, 2001



               BANYAN STRATEGIC REALTY TRUST AGREES TO SELL
        ALL REAL ESTATE ASSETS TO DENHOLTZ MANAGEMENT CORPORATION;
                        ADOPTS PLAN OF LIQUIDATION


      CHICAGO, IL JANUARY 8, 2001 -- Banyan Strategic Realty Trust (Nasdaq: BSRTS) today announced that it has entered into a binding contract with Denholtz Management Corporation. Denholtz Management Corporation conducts business as Denholtz Associates. Under the terms of the contract, Denholtz will acquire all of Banyan's real estate assets for a price of $226 million. The contract includes a provision requiring Denholtz to pay all prepayment penalties and assumption fees on Banyan's real estate debt.

      The contract contains standard conditions to closing including a due diligence period during which Denholtz may terminate the contract for any reason without penalty. The due diligence period ends March 30, 2001. The Closing is scheduled for April 30, 2001, unless extended in accordance with the contract.

      Banyan also announced that it has adopted a Plan of Liquidation pursuant to which Banyan will be dissolved and the proceeds from the sale of its real estate assets distributed to the holders of Banyan's beneficial interest. Banyan's board anticipates making the first of at least two liquidating distributions shortly after closing the Denholtz transaction. The final distribution is expected to occur prior to the end of 2001. Banyan announced that based on the purchase price of the assets being sold to Denholtz (assuming no adjustments) reduced by the costs of paying or reserving for Banyan's liabilities and the costs of liquidating and dissolving Banyan, it expects to make total distributions to the holders equal to approximately $6.20 per share.

      The contract results from a marketing effort initiated in August of 2000 by CFC Advisory Services Limited Partnership, an affiliate of Chicago based Cohen Financial. Cohen was retained by Banyan to provide financial advisory services and ultimately to market the Trust or its assets for sale.

      Denholtz Associates is a privately-held development, investment and management company active in office, industrial, flex and retail real estate in the United States. The company targets value-added real estate whereby its substantial in-house resources and financial strength can capitalize on opportunities that exist in the marketplace. Arthur Andersen LLP is acting as financial advisor to Denholtz Associates.







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Banyan Strategic Realty Trust
Add 1




      Banyan Strategic Realty Trust is an equity Real Estate Investment Trust (REIT) that owns primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. The Trust's current portfolio consists of 27 properties totaling 3.5 million rentable square feet. As of this date the Trust has 14,282,065 shares of beneficial interest outstanding.




Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 1999 and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended September 30, 2000 which was filed with the Securities and Exchange Commission on November 14, 2000. Without limitation the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



            See Banyan's Website at http://www.banyanreit.com.

     For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter BSRTS.






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